EXHIBIT (11) -- STATEMENT RE: COMPUTATION OF NET LOSS PER SHARE



                                                                THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                                     JUNE 30,                               JUNE 30,
                                                        ----------------------------------     ----------------------------------

                                                             1996               1995                 1996                1995
Net Loss                                                     $(403,684)        $(1,083,251)         $(811,619)          $(1,510,703)
                                                        ===============   =================     ==============     =================

Weighted average shares of
  Common Stock outstanding                                    2,771,645             387,956          2,769,905               387,956

Shares related to staff accounting bulletin topic 4D:
          Stock Options                                                              57,012                                   57,012
          Conversion of payable to parent                                           352,557                                  352,557
Escrow Shares                                                 (363,760)           (227,853)          (363,760)             (227,853)
Shares used in calculating net loss per share                 2,407,885             569,672          2,406,145               569,672
                                                        ===============   =================     ==============     =================

Net loss per share                                              $(0.17)             $(1.90)            $(0.34)               $(2.65)
                                                        ===============   =================     ==============     =================


Pro forma net loss per share information:
Shares used in calculating net loss per share                                       569,672                                569,672

   Adjusted to reflect the effect of the assumed

        conversion of Preferred Stock                                               532,651                                  532,651
   Escrow Shares                                                                  (152,178)                                (152,178)
                                                                          -----------------                        -----------------

Shares used in computing pro forma
     net loss per share                                                             950,415                                  950,415
                                                                          =================                        =================

Pro forma net loss per share                                                        $(1.14)                                  $(1.59)
                                                                          =================                        =================
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                                                    Exhibit 11